EXHIBIT 3.1
AMENDMENT TO ARTICLES OF INCORPORATION

ARTICLE 1:

The name of the Corporation is PetroNational Corp.

ARTICLE 3:

The number of shares the Corporation is authorized to issue is 187,500,000, par value $0.001.